EXHIBIT 10.56

SECOND AMENDMENT TO RESTATED EMPLOYMENT AGREEMENT
OF JOHN KOZLOWSKI

THIS SECOND AMENDMENT (the “Second Amendment”) to the Restated Employment Agreement (as defined below) is made and entered into as of July 31, 2019 (the “Second Amendment Effective Date”) by and between John Kozlowski (“Executive”) and Lannett Company, Inc. (“Company”).

WHEREAS, Executive and Company are parties to that certain Restated Employment Agreement effective as of October 26, 2017 (the “Restated Employment Agreement”);

WHEREAS, as a result of Executive’s promotion to the position of Chief of Staff and Strategy Officer, Executive and Company signed an Amendment to Restated Employment Agreement of John Kozlowski dated April 30, 2018 (“Amendment”).

WHEREAS, as a result of Executive’s promotion to the position of Vice President of Finance and Chief Financial Officer, effective as of August 31, 2019, Executive and Company now wish to amend further the Restated Employment Agreement of John Kozlowski as follows:

NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound, it is hereby agreed that the Restated Employment Agreement, as amended by the Amendment, is further amended as follows:

1.                                      Paragraph 1 of the Restated Employment Agreement shall be deleted and replaced with the following:

Employment.

As of August 31, 2019, Company hereby employs Executive as its Vice President of Finance and Chief Financial Officer, and Executive accepts such employment.

2.                                      Paragraph 3 of the Restated Employment Agreement, as amended by paragraph 1 of the Amendment, shall be deleted in its entirety and replaced with the following

Duties.

As of the Second Amendment Effective Date, Executive shall devote his full-time efforts to the proper and faithful performance of all duties customarily discharged by a Vice President of Finance and Chief Financial Officer, and any additional duties assigned to him from time to time by the Chief Executive Officer (“CEO”), and/or the Board of Directors of Company.  Executive shall report directly to the CEO of Company. Executive agrees to use his best efforts and comply with all fiduciary and professional standards in the performance of his duties hereunder.  Executive shall provide services to any subsidiary or affiliate of Company without additional compensation and benefits beyond those set forth in this Agreement, and any compensation and benefits provided to Executive for such services shall be a credit with regard to amounts due from Company under this Agreement.  Executive represents and warrants to Company that, at all times during the Term, he will fulfill his duty of loyalty to Company; and he will act in the best interests of Company’s shareholders.

3.                                      Paragraph 4 of the Restated Employment Agreement shall be deleted in its entirety and replaced with the following:

Base Salary.

Effective as of the August 5, 2019, Executive shall be paid a base salary of Three Hundred and Eighty Five Thousand Dollars and no cents ($385,000.00) per annum for the Term, payable, less applicable withholdings, in proportional monthly payments or more frequently in accordance with Company’s regular practice.  Salary for a portion   of any period shall be prorated.  The Compensation Committee of the Board of Directors and CEO will conduct an annual performance review of Executive and, as part of such review, will consider adjustments to the base salary as set forth herein based on the performance of both Executive and Company.

4.                                      Except to the extent expressly modified by this Second Amendment, all terms and conditions of the Restated Employment Agreement shall remain the same and in full force and effect.

5.                                      This Second Amendment, together with the Amendment and the Restated Employment Agreement, represent the complete agreement between the parties and cannot be altered or amended except by a subsequent writing signed by all parties.

IN WITNESS WHEREOF, this Addendum has been executed by the parties as of the Effective Date.

/s/ Samuel H. Israel	/s/ John Kozlowski
Witness	John Kozlowski

July 31, 2019	July 31, 2019
Date	Date

LANNETT COMPANY, INC.

	By:	/s/ Timothy C. Crew
Timothy C. Crew,
Chief Executive Officer

July 31, 2019
Date